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                                                              Exhibit 99.B(h)(6)

                        AMENDMENT TO AMENDED AND RESTATED
                            ADMINISTRATION AGREEMENT

     AMENDMENT made as of the 30th day of March, 2004, between Laudus Trust (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Amended and Restated Administration Agreement dated January 1, 2003, as amended (the "Agreement"), under which BISYS performs certain management and administration services for the Trust. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

     WHEREAS, the Agreement provides that BISYS shall perform such additional services as are mutually agreed upon in writing by the parties;

     WHEREAS, the Trust desires that BISYS perform certain additional services for the Trust;

     WHEREAS, BISYS is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in this Amendment; and

     WHEREAS, BISYS and the Trust wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Trust, and to supplement and clarify certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

     1.   COMPLIANCE SERVICES

     BISYS will provide the following additional services to assist the Trust in connection with its obligations under Rule 38a-1 of the Investment Company Act of 1940:

     (a) Perform risk-based testing and an annual assessment of the compliance procedures of each BISYS service group (i.e., transfer agency, fund accounting, administration) that provides services to the Trust and of any BISYS affiliate acting as the Trust's distributor, and provide copies of those compliance procedures and any amendments thereto as the Trust may require to comply with Rule 38a-1.

     (b) Provide information reasonably requested by the Board of Trustees of the Trust (the "Board") in connection with the Board's determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

     (c) Provide reports to the Trust's Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

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     2.   SUB-CERTIFICATIONS

     To assist the Trust in connection with its obligations under the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, and related laws (collectively, "Sarbanes-Oxley"), BISYS will internally establish and maintain its own controls and procedures designed to ensure that information recorded, processed, summarized, or reported by BISYS on behalf of the Trust and included in the Trust's reports on Form N-CSR and any other reports required to be certified pursuant to Sarbanes-Oxley (collectively, "Reports") is (i) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and the Trust's disclosure controls and procedures (the "Trust DCPs"), and (ii) communicated to the relevant officers of the Trust who are required to certify Reports under Sarbanes-Oxley ("Certifying Officers"), in a manner consistent with the Trust DCPs.

     Solely for the purpose of providing a Certifying Officer with a basis for his or her certification of any Report, BISYS will (i) provide a sub-certification with respect to BISYS's services during any fiscal period in which BISYS served as a financial administrator to the Trust consistent with the requirements of the certification required under Sarbanes-Oxley and/or (ii) inform the Certifying Officers of any reason why all or part of such required certification would be inaccurate. In rendering any such sub-certification, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers (other than employees or officers of BISYS), service providers, and other authorized agents of the Trust and compliance by such officers, service providers, and agents with the Trust DCPs; and (c) assume that the Trust has selected appropriate accounting policies for the Fund(s).

     The Trust shall assist and cooperate with BISYS (and shall cause its officers, service providers, and agents to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of any Report, so that BISYS may submit a draft of such Report to the Trust's DCP Committee prior to the date it is to be filed.

     3.   PROVISION OF EXECUTIVE OFFICERS

     (a) AML COMPLIANCE OFFICER. It is understood that the Trust is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), and is required to comply with the AML Acts and applicable regulations thereunder (collectively, the "Applicable AML Laws").

     Subject to the provisions of this of this Section 3(a) and Section 3(c) below, BISYS agrees to make available to the Trust a person to serve as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"). BISYS's obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good

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faith and in a manner reasonably believed by him or her to be (i) in the best interests of the Trust and (ii) consistent with applicable law. Subject to the relevant terms of the transfer agency or other services agreement under which BISYS provides certain anti-money laundering services to the Trust, the AML Compliance Officer will assist the Trust in operating the written anti-money laundering program adopted by the Trust's Board and provided to BISYS (the "AML Program"), and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.

     The Trust shall provide copies of its anti-money laundering compliance reports and such other books and records of the Trust as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. Each party also agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Trust), and each party also agrees otherwise to assist the other party (and the AML Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws. Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years from the termination of the relationship with each such shareholder or the date of execution of each such transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

     (b) PROVISION OF CERTIFYING OFFICER(S). Subject to the provisions of this
Section 3(b) and Section 3(c) below, BISYS shall make a BISYS employee available to the Trust to serve, upon designation as such by the Board, as the Chief Financial Officer of the Trust, or under such other title to perform similar functions, and which is a Certifying Officer under Sarbanes-Oxley. BISYS's obligation in this regard shall be met by providing an appropriately qualified employee of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be (i) in the best interests of the Trust and (ii) consistent with applicable law. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as a Certifying Officer, in BISYS's reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations.

     For so long as BISYS provides a Certifying Officer, the Trust and BISYS shall establish mutually agreeable procedures governing the certification of Reports by Certifying Officers, and the parties shall comply with such procedures in all material respects. Such procedures shall include as follows:

     (i) The establishment and maintenance by the Trust of a Disclosure Controls and Procedures Committee (the "DCP Committee") to evaluate the Trust DCPs in accordance with Rule 30a-3 under the 1940 Act. The DCP Committee shall include the Chief Financial Officer and such individuals as may be necessary or appropriate to enable the DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's service

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            providers and agents that records, processes, summarizes, or reports information contained in Reports (or any information from which such information is derived), provided that the DCP Committee shall not be comprised of a majority of employees or officers of BISYS.

     (ii) The requirement for (a) service providers to provide sub-certifications on internal controls, upon which the Certifying Officers may rely in certifying Reports, in form and content reasonably acceptable to the Certifying Officers and consistent with Sarbanes-Oxley, and (b) such sub-certifications to be delivered to the DCP Committee and the Certifying Officers sufficiently in advance of the DCP Committee meeting described in (iii) below.

     (iii) The requirement for the DCP Committee to (a) establish a schedule to ensure that all required disclosures in any Report, including the financial statements, are identified and prepared in a timeframe sufficient for it to review such disclosures, (b) meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, (c) record its considerations and conclusions in a written memorandum sufficient for it to adequately to support conclusions pertaining to Trust DCPs as required by Item 9 of Form N-CSR or other Report, and (d) maintain a record of all information delivered to or reviewed by the DCP Committee as described in this section 3(b). In conducting its review and evaluations, the DCP Committee shall:

            (A) review SAS 70 reports pertaining to BISYS and other service providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the service providers;

            (B) consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Trust DCPs or internal controls over financial reporting that could adversely affect the Trust's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust's Certifying Officers, audit committee, and auditors;

            (C) consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and, if so, disclose the facts and circumstances thereof to the Certifying Officers, and the Trust's audit committee and auditors; and

            (D) determine whether there was any change in internal controls over financial reporting that occurred during the Trust's most recent fiscal half-year that has materially affected or is reasonably likely

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                 to materially affect, the Trust's internal control over
                 financial reporting.

     A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

     The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the DCP Committee in, designing and maintaining the Trust's DCPs in accordance with applicable laws.

     (c) EXECUTIVE OFFICERS. It is mutually agreed and acknowledged by the parties that the Chief Financial Officer contemplated under the provisions of this Section 3 of this Agreement is an executive officer of the Trust ("Executive Officer"). In addition, the parties agree that the AML Compliance Officer shall be deemed to be an Executive Officer of the Trust for purposes of this Section 3(c). The provisions of Sections 3(a) and (b) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"). A copy of the BISYS Policies have been provided to the Trust. The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

     The Trust shall provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to officers holding similar positions of executive management.

     In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable AML Laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer that is not caused by such Executive Officer or BISYS. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its service providers to make an informed determination regarding any of the matters listed above.

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     Each Executive Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

     Notwithstanding any provision of the Administration Agreement or any other agreement or instrument that expressly or by implication provides to the contrary:

     (i) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Applicable AML Laws, provided that, for the avoidance of doubt, nothing herein is intended to limit any duties or obligations BISYS may have under any Transfer Agency Agreement between BISYS and the Trust; and

     (ii) whenever an employee or agent of BISYS serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of BISYS as an Executive Officer of the Trust.

     4.   FEES

     In addition to all fees, expenses and miscellaneous fees or charges provided for under the Agreement, BISYS shall be entitled to receive from the Trust the amounts set forth on Schedule A hereto, reflecting the amounts charged by BISYS for the performance of services and any out-of-pocket expenses in connection with its performance hereunder, including travel by the Executive Officers, provided that travel expenses will be subject to the Trust's prior approval.

     5.   INFORMATION TO BE FURNISHED BY THE TRUST

     (a) The Trust has furnished or shall promptly furnish to BISYS copies of the Trust's Compliance Program, AML Program and the Trust DCPs, each as amended and current as of the date of this Agreement.

     (b) The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 5(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the AML Program, or the Trust DCPs which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the

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Trust first obtains BISYS's consent, which consent shall not be withheld unreasonably, in order to be binding on BISYS hereunder.

     (c) BISYS may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 5(a).

     6.   REPRESENTATIONS AND WARRANTIES

     (a) The Trust represents and warrants that (i) the Board has approved and adopted the AML Program, (ii) the provision of certain officers of the Trust by BISYS, as provided in Section 3 of this Amendment, has been approved by the Board, and (ii) each of the individuals nominated by BISYS as the Trust's AML Compliance Officer or Chief Financial Officer has been, or will be, approved and appointed as an officer of the Trust by the Board.

     (b) BISYS acknowledges and agrees that in connection with its services under the Agreement and this Amendment that it receives confidential portfolio holdings information with respect to the Funds. BISYS agrees that it will treat such portfolio holdings information as Confidential Information in accordance with Section 25 of the Agreement, and will not use such information as a basis for trading in securities or making investment decisions.

     (c) Each party represents and warrants to the other that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     7.   MISCELLANEOUS

     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreements or any provisions of the Agreements that directly cover or indirectly bear upon matters covered under this Amendment.

     (b) Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreements as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by each party hereto.

     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

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     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                        LAUDUS TRUST


                                        By: /s/ Jana D. Thompson
                                            ------------------------
                                        Name: Jana D. Thompson
                                        Title: President

                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ Fred Naddaff
                                            ------------------------
                                        Name: Fred Naddaff
                                        Title: President

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                                   SCHEDULE A

                             TO THE AMENDMENT TO THE
                            ADMINISTRATION AGREEMENT
                              BETWEEN LAUDUS TRUST
                          AND BISYS FUND SERVICES, INC.

                              DATED MARCH 30, 2004

                                      FEES

GENERAL

The fees set forth below are an aggregate fee covering services both to the Trust and to the Laudus Variable Insurance Trust (the "VI Trust"). The fees shall be billed monthly and allocated proportionately between the Trust and the VI Trust based on their relative net assets as of the last business day of the period to which such bill applies. Any out-of-pocket expenses attributable to both the Trust and the VI Trust shall be similarly allocated.

COMPLIANCE SERVICES

$20,000 per annum

AML OFFICER

$15,000 per annum

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